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                                                                      EXHIBIT 12

THE AES CORPORATION AND SUBSIDIARIES

STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(In millions, unaudited)

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
                                                                  1995       1996       1997       1998       1999
Actual:
COMPUTATION OF EARNINGS:
Income from continuing operations
   before income taxes                                           $ 175      $  207     $  284     $  546     $  420
Adjustment for undistributed equity
   earnings, net of distributions                                   (5)        (34)       (78)      (107)        72
Depreciation of previously capitalized interest                      4           4          4          6          6
Fixed charges                                                      137         171        311        564        783
Less:
   Capitalized interest                                            (10)        (27)       (67)       (79)      (104)
   Preference security dividends
      of consolidated subsidiary                                     -           -          -          -         (1)
   Minority interest in pre-tax income of subsidiaries
      that have not incurred fixed charges                           -           -          -          -         (2)
                                                                 ------     ------     ------     ------     ------
Earnings                                                         $ 301      $  321     $  454     $  930     $1,174
                                                                 ======     ======     ======     ======     ======

COMPUTATION OF FIXED CHARGES:
Interest expense and amortization of issuance costs              $  127     $  144     $  244     $  485     $  640
Capitalized interest                                                 10         27         67         79        104
Preference security dividends of consolidated subsidiary              -          -          -          -          1
Estimate of interest expense within rental expense                    -          -          -          -         38
                                                                 ------     ------     ------     ------     ------
Fixed charges                                                    $  137     $  171     $  311     $  564     $  783
                                                                 ======     ======     ======     ======     ======



Ratio of earnings to fixed charges                                2.20x      1.88x      1.46x      1.65x      1.50x
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